Exhibit 5.4

Avocats	35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 janine.biver@linklaters.com

To:	Anheuser-Busch InBev Worldwide Inc.
1209 Orange Street
Wilmington
Delaware 19801

21 September 2010

Dear Sirs,

Anheuser-Busch InBev N.V./S.A. - Registration of an indeterminate principal amount of unsecured debt securities and related guarantees to be issued by Anheuser-Busch InBev Worldwide Inc. under a Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission

1	Introduction

We have acted as Luxembourg legal advisers to Anheuser-Busch InBev N.V./S.A. in connection with the registration of debt securities and the guarantees to be endorsed thereon under the U.S. Securities Act of 1933 (the “Securities Act”). The guarantees will be granted by, among others, Brandbrew S.A., a company incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 5, Parc d’Activité Syrdall, L-5365 Münsbach, and registered with the Luxembourg Register of Commerce and Companies under the number B-75696 (the “Company”).

We have taken instructions from Anheuser-Busch InBev N.V./S.A. and the Company.

2	Scope of Inquiry

For the purpose of this opinion, we have examined the following documents:

2.1	the Form F-3 Registration Statement dated 21 September 2010 (the “Registration Statement”) which will be filed with the Securities and Exchange Commission on 21 September 2010;

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

2.2	an executed copy of the base indenture dated 16 October 2009 between, among others, Anheuser-Busch InBev Worldwide Inc. as issuer (the “Issuer”), the Company as parent guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Base Indenture”), including in its Article 2 the forms of debt securities (the “Debt Securities”) and guarantees (the “Guarantees”);

2.3	a copy dated 12 July 2010 of the coordinated articles of incorporation of the Company dated 15 June 2010 (the “Articles”);

2.4	an excerpt of the Luxembourg Register of Commerce and Companies pertaining to the Company dated 21 September 2010 (the “Excerpt”);

2.5	a copy of the circular resolutions of all directors of the Company adopted on 9 October 2009, approving the entry into and the execution of the Base Indenture (the “2009 Resolutions”);

2.6	a copy of the circular resolutions of all directors of the Company adopted on 16 September 2010, approving the granting of a guarantee in relation to the Debt Securities and the entering by the Company into the Documents (as defined below) (the “Resolutions”);

2.7	a copy of the power of attorney granted by the members of the board of the directors of the Company in relation to the execution of the Registration Statement and the registration of the Debt Securities under the Securities Act on behalf of the Guarantor (the “PoA”); and

2.8	a certificate of non-inscription of judicial decisions pertaining to the Company dated 21 September 2010, obtained from the online services of the Luxembourg Register of Commerce and Companies’ official website (the “Certificate”).

The documents referred to under 2.1 to 2.2 being collectively referred to as the “Documents”.

Terms defined in the Documents shall have the same meaning herein, unless the context requires otherwise and subject to any contrary indication.

3	Assumptions

For the purposes of this opinion, we have assumed:

3.1	the genuineness of all signatures on all documents submitted to us as originals and the completeness and conformity to originals thereof of all documents submitted to us as copies or specimens, and that each signature on a Document is the signature of the individual so identified and the signature of an individual who is not identified is the genuine signature of a person duly authorized to represent the relevant party to the Documents;

3.2	the due authorisation, execution and delivery of the Documents by the parties thereto, and the power, authority and legal right of the parties thereto to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, other than Luxembourg law;

3.3	that all authorisations, approvals and consents of any country other than Luxembourg which may be required in connection with the execution, delivery and performance of the Documents will have been obtained;

3.4	that the terms of the Debt Securities and the Guarantees, and their issuance and sale have been duly established in conformity with the provisions of the Base Indenture (“Security and Guarantee Forms”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Company;

3.5	that all parties to the Documents have taken (and for the Debt Securities and the Guarantees, will take) all corporate and other actions required to authorise the execution, delivery and performance of the Documents and that the transactions contemplated in the Documents may be legally effected by such parties;

3.6	all such parties have obtained (and for the Debt Securities and the Guarantees, will obtain) all consents, approvals, licences or authorisations of, or complied with all notarisation, validation or stamping by, or filing, recording or registration with, any public authority, as may be required for the execution, delivery and performance by such parties of the Documents or in order to ensure their admissibility in evidence in court, or their enforceability vis-à-vis third parties;

3.7	the Documents have been (and for the Registration Statement, the Debt Securities and the Guarantees, will be) executed by duly authorised representative(s) of each party and the authorised signatories of each such other party have validly given (and for the Registration Statement, the Debt Securities and the Guarantees, will validly give) their consent to the Documents and had (and for the Registration Statement, the Debt Securities and the Guarantees, will have), at the time of executing the Documents and of issue of the Registration Statement, the Debt Securities and the Guarantees, full legal power and capacity to execute such documents in the name and on behalf of each such party.

3.8	that any Debt Securities to be issued in the future and any Guarantee issued in relation thereto will be approved by resolutions of the directors of the Company;

3.9	that the Documents and other documents to be issued in respect of the Debt Securities are or will be (as the case may be), valid, binding and enforceable under all applicable laws other than Luxembourg law;

3.10	that the Articles remain in full force and effect without modification;

3.11	that the Resolutions are true records of the proceedings described in them, were validly taken and remain in full force and effect without modification;

3.12	that the PoA was validly granted, had not been revoked and remains in full force and effect without modification;

3.13	that the Company derives from the Documents a direct or indirect commercial or financial benefit;

3.14	the choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection as a matter of law in the State of New York, and would be upheld by the Courts of the State of New York and the laws of all other relevant jurisdictions (other than the laws of Luxembourg);

3.15	that the Excerpt and the Certificate are up-to-date;

3.16	that there are no dealings between the parties to the Documents that affect the rights and obligations of the parties to the Documents;

3.17	that the Company has its central administration, within the meaning of the law of 10 August 1915 on commercial companies, as amended, and/or the centre of its main interests, within the meaning of Council Regulation EC/1346/2000 of 29 May 2000 on insolvency proceedings, in Luxembourg;

3.18	that the Debt Securities will not be the subject of a public offer in Luxembourg or in the EEA or a listing or admission to trading on a market in Luxembourg or the EEA, unless the relevant requirements of Luxembourg law concerning the public offer or listing or admission to trading on a market of securities have been fulfilled; and

3.19	that there is nothing under any law (other than Luxembourg law) which would or might affect the opinions hereinafter appearing.

4	Opinion

Based on the documents referred to in section 2 above, subject to the assumptions made in section 3 above and subject to the qualifications in section 5 below and subject further to any matters not disclosed to us, we are of the following opinion:

4.1	The Company has been duly incorporated for an unlimited duration and is validly existing as a company limited by shares (société anonyme) under the laws of Luxembourg. As of the date of this opinion and based on the Certificate, the Company is not subject to bankruptcy (“faillite”), reprieve from payment (“sursis de paiement”), controlled management (“gestion contrôlée”) or an arrangement with creditors (“concordat préventif de la faillite”) in Luxembourg.

4.2	The Company has (or, in relation to the Debt Securities and Guarantees, will have) full power, capacity and authority under the Articles to enter into and execute the Documents and to perform its obligations under the Documents in accordance with their terms.

4.3	The execution, issue and the obligations deriving from the Documents have been (or, in relation to the Debt Securities and Guarantees, will be) duly authorised by and on behalf of the Company.

4.4	There is no reason, as far as Luxembourg law is concerned why, in any action in the Luxembourg courts where the laws of the State of New York are pleaded and proved, the obligations of the Company under the Registration Statement, Debt Securities and Guarantees would not be valid, legal, binding and enforceable in accordance with their terms.

4.5	The execution of the Documents by the Company and the performance of its obligations thereunder will not conflict with or result in a breach of any of the terms or provisions of the Articles or any law, public rule or regulation applicable to the Company in Luxembourg currently in force.

4.6	No authorisations, consents or approvals are required from any governmental authorities or agencies or other official bodies in Luxembourg in connection with the authorisation, execution or delivery of the Documents or the performance by the Company of its obligations under any of them.

4.7	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Documents that any documents be filed, recorded or enrolled with any governmental department or other authority in Luxembourg.

4.8	Luxembourg courts will recognize the choice of the laws of the State of New York as the governing law of the Documents subject to Luxembourg overriding statutes and unless the substantive law chosen by the parties is incompatible with Luxembourg international public policy.

4.9	The consents, where relevant, to the jurisdiction of the Courts of New York or New York State or federal courts sitting in the Borough of Manhattan, the City of New York, New York, as the case may be, as contained in the Documents are valid and binding in any action in the Luxembourg courts.

4.10	There are no stamp, registration or similar taxes, duties or charges under the laws of Luxembourg payable in connection with the performance of the Company’s obligations under the Documents. Depending on the nature of the document at stake, a registration fee (“droit d’enregistrement”) of €12 and/or of 0.24% ad valorem will be due if any of the Documents are voluntarily presented to the registration formalities or are adduced as evidence before a Luxembourg court or exhibited before a Luxembourg public authority (“autorité constituée”), should such court or public authority order the registration of such Document.

4.11	The statements in the section entitled “Luxembourg Taxation” in the prospectus are correct in all material respects.

4.12	The Company is not entitled to any immunity in Luxembourg on the basis of sovereignty or otherwise in respect of its obligations under the Documents.

4.13	A final civil and commercial judgment obtained in the Courts of the State of New York, United States of America in respect of the Base Indenture will be enforceable in Luxembourg subject to Luxembourg ordinary rules on enforcement (“exequatur”) of foreign judgments. Pursuant to such rules, an enforceable judgment rendered by any US court based on contract would not directly be enforceable in Luxembourg. However, a party who obtains a judgment in a US court may initiate enforcement proceedings in Luxembourg (“exequatur”), by requesting enforcement of the US judgment before the competent District Court (“Tribunal d’Arrondissement”), pursuant to Section 678 of the New Luxembourg Code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the US judgment if it is satisfied that the following conditions are met:

•	the US judgment is enforceable (“exécutoire”) in the United States;

•	the jurisdiction of the US court is founded according to Luxembourg private international law rules and to the applicable domestic US jurisdiction rules;

•	the US court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

•	the principles of natural justice have been complied with; and

•	the US judgment does not contravene the Luxembourg international public policy.

Luxembourg courts do currently not review the merits of the case in enforcement proceedings, although there is no clear statutory prohibition of such review.

4.14	When the Registration Statement has become effective under the Securities Act, there is no reason insofar as Luxembourg law is concerned why the obligations of the Company under the Documents would not be valid and binding upon the Company.

5	Qualifications

Our opinion as to the enforceability of the Documents is subject to the following qualifications:

5.1	The binding effect and validity of the Documents and their enforceability against the Company are subject to all limitations by reason of bankruptcy, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation, or similar laws relating to or affecting the rights of creditors generally.

5.2	Any obligation to pay a sum of money in a currency other than the euro will be enforceable in Luxembourg in terms of euro only. Monetary judgments may be expressed in a foreign currency or its euro equivalent at the time of judgment or payment.

5.3	Certain obligations other than payment of money obligations may not be the subject of specific performance pursuant to Court orders, but may result in damages only.

5.4	Obligations to make payment that may be regarded as penalties might not be enforceable under Luxembourg law.

5.5	Any certificate or determination which would by contract be deemed to be conclusive may not be upheld in a Luxembourg Court.

5.6	A Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and the Luxembourg Court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before a Luxembourg Court.

5.7	The provisions in jurisdiction clauses contained in the Documents whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, might not be enforceable in a Luxembourg Court. If proceedings were previously commenced between the same parties and on the same grounds as proceedings in Luxembourg, a plea of pendency might (and, in some cases, has to) be entered in the Luxembourg Court and proceedings stayed pending the termination of the proceedings abroad.

5.8	A contractual provision allowing the service of process against the Company to a service agent or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Company in accordance with applicable laws at the registered office of each of the Company.

5.9	Claims may become barred under applicable statutory limitations period rules.

5.10	Claims may be or become subject to applicable defenses of set-off or counterclaims.

5.11	Any term of any of the agreements herein referred to may be amended orally or by conduct by the parties thereto, notwithstanding any provision to the contrary contained therein.

5.12	We express no opinion as to tax matters save for the opinions in 4.10 and 4.11.

5.13	We express no opinion as to accounting matters.

5.14	Luxembourg courts may award payment terms (i.e. an extended period within which the debtor is to make payment) in exceptional circumstances.

5.15	We express no opinion as to the accuracy of any representations and/or warranties given by the Company (expressly or impliedly) under or by virtue of the Documents, save if and insofar as the matters represented and/or warranted are the subject of specific opinions on this matter.

5.16	A translation into the French or German language of the Documents may be required if they were adduced as evidence before a Luxembourg Court or before any other official authority (“autorité constituée”) in Luxembourg.

5.17	We reserve our opinion as to the extent to which Luxembourg courts would, in the event of any relevant illegality or unenforceability, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

5.18	Where any obligations are to be performed or observed, or are based upon matters arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such other jurisdiction.

5.19	In Luxembourg, enforcement may be limited by the general principle of good faith.

5.20	The enforcement in the Luxembourg courts of the Documents will require that the content of the laws of the State of New York, by which they are expressed to be governed, be positively proven by the parties, if they require the application of the laws of the State of New York.

5.21

Our opinion that the Company is existing is based on the Articles, the Excerpt and the Certificate. It should be noted that the Articles, the Certificate and the Excerpt are not capable of revealing conclusively whether or not a winding up or administration petition or order has been presented or made or a winding up resolution passed because notice of a winding up order or a winding up resolution may not be filed immediately with the Luxembourg Register of Commerce and Companies. It should also be noted that the Articles, the Certificate and the Excerpt are not capable of revealing conclusively whether or not the Company has been declared bankrupt or is subject to court ordered liquidation (liquidation judiciaire), composition with creditors (concordat préventif de faillite), controlled management proceedings (gestion contrôlée), suspension of payment (sursis de paiement) or provisional administration (administration provisoire) because notice of an order may not be filed immediately with the Luxembourg Register of Commerce and Companies. In this regard, it should be pointed out that the clerk’s office of the Luxembourg District Court, sitting in collective proceedings has a statutory (one-month) period to officially inform the Luxembourg Register of Commerce and Companies of the opening of such proceedings.

5.22	Under Luxembourg law it is acceptable for a Luxembourg company to grant a guarantee for the obligations of group companies, if the granting of such guarantee is justified by the group’s interest. In such a case, it is generally considered that the guarantees / third party security granted for group purposes may not exceed the Company’s financial capabilities. In the case at hand, even though this is a factual matter on which we do not opine, of the combination in any limitation language of the Base Indenture of (i) no inclusion in the maximum aggregate liability of the Company of the Company’s other liabilities for group purposes under the agreements to which the Company is or will become a party and (ii) limitation of the liability of the Company to 100% (one hundred percent) of its own capital and its subordinated debt might result in the guarantees to exceed the Company’s financial capabilities.

We are not aware of any published Luxembourg case law in respect of the above. In the absence of any Luxembourg case law, French and/or Belgian authorities may have certain bearing. In case the guarantees exceed the Company’s financial capabilities,

(a)	the guarantees could be held null and void and/or unenforceable; and

(b)	in specific circumstances, the creditors, who have taken advantage of the guarantees, might be liable in tort, in which case damages may be due to harmed third parties.

We are not aware of any French or Belgian authorities which would have decided that the unenforceability would only apply to the excess risk taken by the Company. Even though it sounds sensible to us that there should only be a partial unenforceability in such a case, it is unclear whether this approach would be followed by a court.

6	Luxembourg Law

This opinion speaks as of its date and is confined to, and is solely given on the basis of, the laws of Luxembourg as applied by the Luxembourg Courts and as presently in force. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that it is given under Luxembourg law and that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York as the basis for the opinion stated herein and we do not express or imply any opinion on such laws.

7	Reliance

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

Linklaters LLP

by	/s/ Janine Biver
Janine Biver